Exhibit 99

General Cable Reports First Quarter Results

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--May 2, 2011--General Cable Corporation (NYSE: BGC), one of the most globally diversified industrial companies, reported today results for the first quarter ended April 1, 2011. Diluted earnings per share for the first quarter of 2011 were $0.70. Included in these results was $0.09 per share of non-cash convertible debt interest expense. Before the impact of this item, adjusted non-GAAP earnings per share for the first quarter of 2011 would have been $0.79.

Highlights

  Reported revenues of $1,447.6 million within the range of management’s forward view
  Adjusted earnings per share of $0.79 above the range of management’s expectation
  Operating income in the first quarter of 2011 increased 16% or $9.9 million to $73.1 million compared to $63.2 million in the fourth quarter of 2010, and was up 28% compared to the first quarter of 2010
  Excluding metal intensive, aerial energy transmission products in North America which are coming off of a record high fourth quarter in terms of pounds shipped, global volume as measured in metal pounds sold in the first quarter of 2011 improved 2% sequentially and 20% year over year
  Volume as measured in metal pounds sold in North America, excluding transmission products, increased 10% sequentially and 16% year over year driven by demand for the Company’s industrial, specialty and early cycle products
  Pricing in North America firmed during the quarter in many markets offsetting rapid inflation in raw material and transportation costs

First Quarter Results

Net sales for the first quarter of 2011 were $1,447.6 million, an increase of $180.2 million, or 14%, compared to the first quarter of 2010 on a metal-adjusted basis. Before the impact of favorable foreign currency exchange rate changes of $19.0 million, net sales for the first quarter increased 13% compared to the first quarter of 2010. Volume based on metal pounds sold increased 22% in the first quarter of 2011 compared to 2010, and was down 2% compared to the fourth quarter of 2010.

Operating income in the first quarter of 2011 increased 16% or $9.9 million to $73.1 million compared to $63.2 million in the fourth quarter of 2010. The increase in operating income was principally due to firming price on a range of products in North America as a result of growing demand in the Company’s industrial, specialty and early cycle businesses. Operating income in ROW sequentially improved in the Central American, Andean, Southeast Asian and African regions. In addition, overall results for the quarter benefited from the absorption of overhead costs during the first quarter as inventory quantities increased in anticipation of seasonal demand patterns. Partially offsetting these benefits sequentially were lower operating results in the Europe & Mediterranean region and higher selling, general and administrative expenses as wage freezes were ended and investments were made in global selling and engineering resources as well as product technology. On a metal adjusted basis, operating margin was 5.0% in the first quarter of 2011, an increase of approximately 60 basis points from the operating margin of 4.4% in the fourth quarter of 2010.

Gregory B. Kenny, President and Chief Executive Officer of General Cable, said, “In the first quarter, many of our North American businesses experienced strong demand and significantly better results as price firmed in a number of sectors while capacity utilization climbed. In our ROW region, business conditions were uneven but generally improving. In addition, we strengthened our market position and product range in Mexico, Colombia, Peru, Australia and South Africa. The European and Mediterranean markets remain the weakest in terms of demand and pricing. However, we are benefiting from our new pan-European organizational design that nicely leverages the talents of our associates and allows our Spanish operations to benefit from other market opportunities in the region. During the quarter, we started meaningful production on the €195 million Baltic 2 Wind Farm submarine power cable project, which is expected to be manufactured in 2011 and 2012. We are also encouraged by the volume of terrestrial high voltage and extra-high voltage orders which we have taken for production and delivery around the world over the next few years.”

In North America, volume as measured in metal pounds sold increased 22% in the first quarter of 2011 compared to the first quarter of 2010 and was down 3% sequentially when compared to the fourth quarter of 2010. Excluding transmission products, the Company experienced strong demand in most of its other businesses as volume improved 16% in the first quarter of 2011 compared to the first quarter of 2010 and was up 10% sequentially when compared to the fourth quarter of 2010, primarily as a result of demand for the Company’s electrical infrastructure products used in industrial and specialty applications including mining and oil and gas as well as its early cycle products, specifically maintenance, repair and overhaul (MRO), original equipment manufacturers (OEM) and networking applications.

In ROW, volume as measured in metal pounds sold increased 36% in the first quarter of 2011 compared to the first quarter of 2010 and was up 1% sequentially as compared to the fourth quarter of 2010. Volume was a bit lower than expected across a number of business units throughout ROW as economic recoveries in the numerous locations are uneven as are project releases.

In Europe, volume as measured in metal pounds sold increased 7% in the first quarter of 2011 compared to the first quarter of 2010 and was down 4% sequentially when compared to the fourth quarter of 2010. The sequential decline in volume was primarily due to weaker demand for low- and medium-voltage products in France and Algeria.

Other income of $7.0 million in the first quarter of 2011 was primarily attributable to unrealized gains on the mark to market adjustment of various foreign currency and commodity financial instruments.

Liquidity

Net debt was $679.8 million at the end of the first quarter of 2011, an increase of $153.0 million from the end of the fourth quarter of 2010. The increase in net debt is principally the result of higher working capital requirements due to normal seasonal trends as well as the impact of rising raw material cost inputs. The Company continues to maintain adequate liquidity to fund operations, which could include increased working capital requirements as a result of higher raw material cost inputs, internal growth and continuing product and geographic expansion opportunities.

Preferred Stock Dividend

In accordance with the terms of the Company’s 5.75% Series A Convertible Redeemable Preferred Stock, the Board of Directors has declared a regular quarterly preferred stock dividend of approximately $0.72 per share. The dividend is payable on May 24, 2011 to preferred stockholders of record as of the close of business on April 29, 2011. The Company expects the quarterly dividend payment to be less than $0.1 million.

Second Quarter 2011 Outlook

For the second quarter, the Company expects to report non-GAAP earnings before the impact of non-cash convertible interest expense in the range of $0.75 to $0.85 per share. Revenues are expected to be approximately $1.575 to $1.625 billion with the incremental sales partially supported by inventory built during the first quarter. The Company expects sequentially higher volume in the second quarter of approximately 8% due to seasonal trends as well as growing demand in some of the Company’s businesses principally in North America and ROW. “We have been pleasantly surprised in the first quarter by the rapid recovery of certain North American markets. However, we remain a bit cautious due to a very weak construction sector, higher energy prices, stimulus withdrawal and volatile raw material costs. In the second quarter, we expect the normal seasonal improvement in demand from our utility customers while our other businesses in North America improve slightly. In the European region, we do not anticipate any significant improvement in overall results. We expect the sequential improvement in certain regional end markets will be offset by the difficult conditions in Iberia where pricing and volume remain quite weak. Our ROW region should show improvement as projects are released and new investments continue to come on line,” Kenny concluded. Our second quarter outlook assumes current metal prices, no unrealized gains or losses on mark to market adjustments of currency or commodity financial instruments, flat to slightly lower inventory quantities and an effective tax rate just under 30%. A reconciliation of expected GAAP earnings per share is as follows:

	Q2 2011 Outlook	Q2 2010 Actual
GAAP earnings per share	$0.66 - $0.76	$0.45
Non-cash convertible interest expense	0.09	0.09
Adjusted Non-GAAP earnings per share	$0.75 - $0.85	$0.54

Reconciliation of Non-GAAP Measures

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States, we discuss in this earnings release earnings per share for the first quarter of 2011 and 2010 as adjusted for the impact of non-cash convertible debt interest expense. This Company-defined adjusted measure is being provided because management believes it is useful in analyzing the operating performance of the business. This measure may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to accounting principles generally accepted in the United States. A reconciliation of earnings per share as reported to adjusted non-GAAP earnings per share follows:

	First Quarter EPS
	2011	2010
EPS as Reported	$0.70	$(0.15)
Adjustments to reconcile EPS:
Non-cash convertible interest expense	0.09	0.09
Devaluation of Venezuelan Bolivar	-	0.56
Adjusted Non-GAAP EPS	$0.79	$0.50

General Cable will discuss first quarter results on a conference call that will be broadcast live at 8:30 a.m. ET, May 3, 2011. The live webcast of the Company’s conference call will be available in listen only mode and can be accessed through the Investor Relations page on our website at www.generalcable.com.

General Cable Corporation (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial and communications markets. Visit our website at www.generalcable.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve risks and uncertainties, predict or describe future events or trends and that do not relate solely to historical matters. Forward looking statements can generally be identified by use of forward-looking terminology such as “believe,” “expect,” “may,” “will” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control. These factors include, but are not limited to: the economic strength and competitive nature of the geographic markets that the Company serves; our ability to increase manufacturing capacity and productivity; our ability to increase our selling prices during periods of increasing raw material costs; our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines; the impact of unexpected future judgments or settlements of claims and litigation; the impact of foreign currency fluctuations, compliance with U.S. and foreign laws and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending December 31, 2010, and subsequent SEC filings. You are cautioned not to place undue reliance on these forward-looking statements. General Cable does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors.

TABLES TO FOLLOW

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Fiscal Months Ended
	April 1,	April 2,
	2011	2010
Net sales	$1,447.6	$1,098.0
Cost of sales	1,280.6	960.4
Gross profit	167.0	137.6

Selling, general and
administrative expenses	93.9	80.3
Operating income	73.1	57.3
Other income (expense)	7.0	(36.5)
Interest income (expense):
Interest expense	(24.0)	(19.0)
Interest income	2.0	1.1
	(22.0)	(17.9)

Income before income taxes	58.1	2.9
Income tax provision	(19.4)	(8.3)
Equity in net earnings of affiliated companies	0.4	0.3
Net income (loss) including noncontrolling interests	39.1	(5.1)
Less: preferred stock dividends	0.1	0.1
Less: net income attributable to noncontrolling interest	0.8	2.6
Net income (loss) attributable to Company common shareholders	$38.2	$(7.8)

EPS
Earnings (loss) per common share - basic	$0.73	$(0.15)
Weighted average common shares - basic	52.1	52.0
Earnings (loss) per common share-
assuming dilution	$0.70	$(0.15)
Weighted average common shares-
assuming dilution	54.5	52.0

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
Segment Information
(in millions)
(unaudited)

	Three Fiscal Months Ended
	April 1,	April 2,
	2011	2010
Revenues (as reported)
North America	$541.8	$407.0
Europe and Mediterranean	423.1	357.2
Rest of World	482.7	333.8
Total	$1,447.6	$1,098.0

Revenues (metal adjusted)
North America	$541.8	$460.7
Europe and Mediterranean	423.1	406.6
Rest of World	482.7	400.1
Total	$1,447.6	$1,267.4

Metal Pounds Sold
North America	79.4	64.9
Europe and Mediterranean	73.7	68.9
Rest of World	99.9	73.6
Total	253.0	207.4

Operating Income
North America	$35.5	$30.4
Europe and Mediterranean	13.5	5.9
Rest of World	24.1	21.0
Total	$73.1	$57.3

Return on Metal Adjusted Sales
North America	6.6%	6.6%
Europe and Mediterranean	3.2%	1.5%
Rest of World	5.0%	5.2%
Total Company	5.0%	4.5%

Capital Expenditures
North America	$4.2	$2.1
Europe and Mediterranean	10.3	6.2
Rest of World	12.1	11.4
Total	$26.6	$19.7

Depreciation & Amortization
North America	$8.5	$8.8
Europe and Mediterranean	9.6	9.4
Rest of World	10.6	8.1
Total	$28.7	$26.3

Revenues by Major Product Lines
Electric Utility	$427.5	$319.3
Electrical Infrastructure	424.8	323.1
Construction	368.4	268.5
Communications	160.9	133.6
Rod Mill Products	66.0	53.5
Total	$1,447.6	$1,098.0

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except share data)
Assets	April 1, 2011	December 31, 2010
Current Assets:	(unaudited)
Cash and cash equivalents	$415.2	$458.7
Receivables, net of allowances of $24.4 million at April 1, 2011
and $21.1 million at December 31, 2010	1,198.8	1,067.0
Inventories	1,324.3	1,118.9
Deferred income taxes	42.0	39.8
Prepaid expenses and other	146.4	121.3
Total current assets	3,126.7	2,805.7

Property, plant and equipment, net	1,069.7	1,039.6
Deferred income taxes	15.9	11.3
Goodwill	173.5	174.9
Intangible assets, net	196.1	199.6
Unconsolidated affiliated companies	17.9	17.3
Other non-current assets	79.9	79.3
Total assets	$4,679.7	$4,327.7

Liabilities and Total Equity
Current Liabilities:
Accounts payable	$1,049.7	$922.5
Accrued liabilities	399.5	376.7
Current portion of long-term debt	181.8	121.0
Total current liabilities	1,631.0	1,420.2

Long-term debt	913.2	864.5
Deferred income taxes	209.9	202.4
Other liabilities	238.8	235.3
Total liabilities	2,992.9	2,722.4
Commitments and Contingencies

Total Equity:
Redeemable convertible preferred stock, at redemption value
(liquidation preference of $50.00 per share)
April 1, 2011 - 76,202 outstanding shares
December 31, 2010 - 76,202 outstanding shares	3.8	3.8
Common stock, $0.01 par value, issued and outstanding shares:
April 1, 2011 - 52,165,947 (net of 6,216,259 treasury shares)
December 31, 2010 - 52,116,390 (net of 6,211,854 treasury shares)	0.6	0.6
Additional paid-in capital	656.5	652.8
Treasury stock	(74.7)	(74.0)
Retained earnings	913.5	875.3
Accumulated other comprehensive income	64.9	23.5
Total Company shareholders' equity	1,564.6	1,482.0
Noncontrolling interest	122.2	123.3
Total equity	1,686.8	1,605.3
Total liabilities and equity	$4,679.7	$4,327.7

CONTACT:
General Cable Corporation
Len Texter, 859-572-8684
Manager, Investor Relations